Exhibit 99.1

                                                    For More Information Contact
                                                  Ann Mirabito - Media Relations
                                                                    817.348.3647
                                                              amirabito@nspr.com

                                              Patrick Grady - Investor Relations
                                                                    817.348.3400
                                                                 pgrady@nspr.com



       INSPIRE INSURANCE SOLUTIONS REQUESTS HEARING WITH NASDAQ TO APPEAL
                            DELISTING DETERMINATION

FORT WORTH, Texas, August 14, 2001 -- INSpire Insurance Solutions, Inc. (Nasdaq:
NSPR), a leading property and casualty insurance outsourcing and integrated solutions provider, today requested a hearing to appeal a Nasdaq Staff Determination that the Company's common stock is subject to delisting from the Nasdaq National Market. The Company received a letter from Nasdaq dated August 8, 2001, informing it of this determination based on non-compliance with the $1.00 minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rules 4450(a)(5) and 4310(c)(8)(B). Under Nasdaq rules, the delisting will be stayed pending the outcome of the hearing. Until then, the Company's common stock will remain listed and will continue to trade on the Nasdaq National Market.

The hearing is expected to occur within 45 days of today's hearing request filing. At the hearing, INSpire intends to request additional time to get the Company into compliance with the $1.00 minimum bid price requirement. The Company's Board of Directors has approved a reverse stock split, and the Company is considering this as a proposal to Nasdaq to increase the trading price of its common stock. The reverse stock split is subject to shareholder vote and approval at a special meeting to be scheduled.

Delisting hearings are conducted by the Nasdaq Listing Qualifications Panel. In reviewing listing qualifications, the panel considers the current trading price of the Company's common stock, trading activity, financial health and other factors affecting the qualifications to remain on the Nasdaq National Market. There can be no assurance that the Panel will grant the Company's request for continued listing.

If the appeal is denied, the Company's common stock will be delisted from the Nasdaq National Market. In such an event, the Company's common stock will trade on the OTC Bulletin Board's electronic quotation system, or another quotation system or exchange on which the shares of the Company may qualify. The Company's shareholders will still be able to obtain current trading information, including the last trade bid and ask quotations, and share volume.

 "Although we would regret delisting, we do not believe that a move to the OTC market would affect our customers or employees, noted INSpire Chairman and CEO John F. Pergande. "INSpire remains committed to providing the best outsourcing and software solutions for property and casualty insurers."

About Inspire Insurance Solutions

INSpire Insurance Solutions, Inc. provides policy and claims administration solutions for all property and casualty insurance products. As one of the foremost providers of outsourcing and integrated systems, INSpire serves clients with needs to enter new markets quickly, reduce expenses, increase customer satisfaction and focus on core competencies. Additional information can be obtained from INSpire's Web site at www.nspr.com or by calling 817-348-3999.



 This press  release  contains  certain  forward-looking  statements  within the meaning  of  Section  27A of  the  Securities  Act  of  1933,  as  amended  (the
"Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, words such as "anticipate," "believe," "estimate," "expect," "intend," and similar expressions, as they relate to INSpire or its management, identify forward-looking statements. These forward-looking statements are based on information currently available to INSpire's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to: difficulties associated with growth, INSpire's dependence on major customers and limited operating history, technological change, competitive factors and pricing pressures, product development risks, changes in legal and regulatory requirements, general economic conditions and other factors. Such statements reflect the current views of INSpire's management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of INSpire. All subsequent written and oral forward-looking statements attributable to INSpire, or persons acting on its behalf, are expressly qualified in their entirety by this paragraph. In the context of forward-looking information provided in this press release, reference is made to the discussion of risk factors detailed in the company's filings with the Securities and Exchange Commission during the past 12 months.